Victory Park Capital

NOTICE OF DEFAULT

November 21, 2008

<u>**VIA ELECTRONIC TRANSMISSION, FACSIMILE & FEDERAL EXPRESS**</u>

Phantom Fiber Corporation
Attn: Jeff Halloran
144 Front Street W., Suite 580
Toronto, Ontario, M5J 2L7
Facsimile: 416.703.0900

Re: Notice of Events of Default; Reservation of Rights

Mr. Halloran:

Reference is made to that certain Forbearance Agreement, dated as of May 31, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the "**Forbearance Agreement**"), by and among Victory Park Credit Opportunities Master Fund, Ltd. (the "**Lender**") and Phantom Fiber Corporation (the "**Company**") and its wholly owned subsidiaries, Phantom Fiber, Inc. and Phantom Fiber Corp. (together, the "**Subsidiaries**"). The Company and the Subsidiaries shall be referred to collectively herein as the "**Borrower**." Unless otherwise specified, all capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Forbearance Agreement.

As you may know, various events of default (each, an "**Event of Default**" and together, the "**Events of Default**") have occurred and are continuing under the Forbearance Agreement, the Note and the other Transaction Documents as of the date hereof, including, without limitation, those Events of Default listed on <u>Exhibit A</u> attached hereto. Accordingly, as of the date hereof, the Forbearance Period shall automatically terminate, and the Lender shall be immediately entitled to exercise all of its rights and remedies under the Forbearance Agreement, the Note, the other Transaction Documents and/or applicable law. Without limiting the foregoing, the Lender hereby demands that the Borrower pay in cash to the Lender the current outstanding principal, interest and other amounts due under the Note.

Nothing in this letter or in any ongoing discussions or negotiations between the Lender and the Borrower shall directly or indirectly: (a) create any obligation to make any further extensions of credit or to defer any enforcement action; (b) constitute a consent or waiver of any past, present or future Event of Default or other violation of any provisions of the Forbearance Agreement, the Note or any other Transaction Documents; (c) amend, modify or operate as a waiver of any provision of the Forbearance Agreement, the Note or any other Transaction Documents or any right, power, privilege or remedy of the Lender thereunder or constitute an

227 West Monroe Street | Suite 3900 | Chicago, Illinois 60606 | P 312.701.1777 | F 312.701.0794

agreement to forbear or to restructure the obligations in any respect or otherwise modify the capital structure of the Borrower; or (d) constitute a course of dealing or other basis for altering any obligations of the Borrower under the Forbearance Agreement, the Note, the other Transaction Documents or any other contract or instrument.

The Lender expressly reserves all of its rights, powers, privileges and remedies under the Forbearance Agreement, the Note, the other Transaction Documents and/or applicable law, including, without limitation, its right at any time (without any further notice) to: (a) cease making loans and other financial accommodations under the Forbearance Agreement, the Note or any other Transaction Documents; (b) accelerate the Borrower's obligations thereunder; (c) commence any legal or other action to collect any or all of the obligations from the Borrower and/or any Collateral or any property pledged by any other person or entity as security for the obligations (the "**Other Collateral**"); (d) foreclose or otherwise realize on any or all of the Collateral or Other Collateral and/or as appropriate, set-off or apply to the payment of any or all of the obligations, any or all of the Collateral or Other Collateral; (e) take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Forbearance Agreement, the Note, the other Transaction Documents or applicable law; and (f) reject any forbearance, financial restructuring or other proposal made by or on behalf of the Borrower or any creditor or equity holder. No oral representations or course of dealing on the part of the Lender or any of its officers, employees or agents, and no failure or delay by the Lender with respect to the exercise of any right, power, privilege or remedy under any of the Forbearance Agreement, the Note, the other Transaction Documents or applicable law shall operate as a waiver thereof, and the single or partial exercise of any such right, power, privilege or remedy shall not preclude any later exercise of any other right, power, privilege or remedy.

If you should have any questions regarding this matter, please contact me directly at 312.705.2786.

Sincerely,

VICTORY PARK CREDIT OPPORTUNITIES MASTER FUND, LTD.

By: Victory Park Capital Advisors, LLC, its investment manager

By: ______________________

Name: Scott R. Zemnick

Its: General Counsel

227 West Monroe Street | Suite 3900 | Chicago, Illinois 60606 | P 312.701.1777 | F 312.701.0794

EXHIBIT A

"**Events of Default**" include, without limitation:

Reference to Forbearance Agreement/ Note	Description
Section 4(b)(A) of Forbearance Agreement	Failure to deliver a thirteen (13) week cash projection model with a variance analysis on a weekly basis since July 28, 2008.
Section 4(b)(D) of Forbearance Agreement	Failure to deliver a written certification executed by Mr. Halloran confirming that all information provided by the Borrower pursuant to Section 4 of the Forbearance Agreement is true and correct.
Section 4(c)(A) of Forbearance Agreement	Failure to pay in cash to the Lender the Monthly Payment of $55,000 for October 2008.
Section 4(a)(x) of Note	Breach of any representation, warranty, covenant or other term or condition of any Transaction Document.